EXHIBIT 99.1

Community West Bancshares Reports Second Quarter Results; Highlighted by Strong Loan Growth and Decrease in Nonaccrual Loans, net, to Lowest Level Since 2007; Quarterly Cash Dividend of $0.03 Per Common Share Declared

GOLETA, Calif., July 23, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ:CWBC), parent company of Community West Bank (Bank), today reported that following a net $7.2 million loan litigation settlement, it had a net loss of $2.3 million in the second quarter of 2015 (2Q15) compared to net income of $1.8 million in the first quarter of 2015 (1Q15) and $1.7 million in the second quarter a year ago (2Q14). In the first six months of the year, Community West reported a net loss of $572,000 compared to net income of $3.1 million in the first six months of 2014. Excluding the net loan litigation settlement, Community West's net income for the second quarter and the six-month period would have been $1.9 million and $3.6 million, respectively. (See section on "NON-GAAP FINANCIAL INFORMATION")

"Community West's second quarter results included solid loan and deposit growth and strong top-line results," said Martin E. Plourd, President and Chief Executive Officer. "We are making meaningful progress in building our franchise, and we believe that we are well positioned in our market place to continue to grow. Our results for the quarter again showed strong operating results (excluding net loan litigation settlement - see section on "NON-GAAP FINANCIAL INFORMATION"), improving asset quality trends, including a substantial decrease in nonaccrual loans, and year-over-year loan and deposit growth. We continue to position the Bank for future growth by strengthening our balance sheet, liquidity and capital base and exploring all growth opportunities."

2Q15 Financial Highlights

  Nonaccrual loans, net, decreased 49.6% to $7.9 million at June 30, 2015, compared to $15.8 million a year ago, representing the lowest level since 3Q07.
  Net interest margin was 5.08% in 2Q15, a 43 basis point improvement compared to 1Q15 and a 53 basis point improvement compared to 2Q14. Two large past due loan relationships were paid off during the quarter and back interest was recorded, increasing yield on earning assets by 51 basis points.
  Net loans increased 5.7% to $511.9 million at June 30, 2015, compared to $484.1 million a year earlier.
  Total deposits increased 6.0% to $500.6 million at June 30, 2015, compared to $472.3 million a year ago.
  Other assets acquired through foreclosure totaled $267,000 at June 30, 2015, a decrease of 56.2% compared to $610,000 a year earlier.
  The Company redeemed $421,000 of its preferred stock during 2Q15, leaving a remaining balance of $5,574,000.
  Book value per common share was $7.19 at June 30, 2015, compared to $6.90 a year ago.
  Community West Bank's capital ratios continue to be strong with its total risk-based capital ratio at 14.40% and Tier 1 leverage ratio at 11.06% at June 30, 2015.

Including $26,000 of preferred stock dividends and discount on partial redemptions, the net loss attributable to common stockholders was $2.4 million, or $0.29 loss per diluted share, in 2Q15 compared to net income available to common stockholders of $1.6 million, or $0.19 per diluted share, in 1Q15 and $1.5 million, or $0.18 per diluted share, in 2Q14.

Income Statement

"Higher than industry average loan yields and loan interest recoveries continue to contribute to a strong net interest margin," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. Community West's second quarter net interest margin improved 43 basis points to 5.08%, compared to 4.65% in 1Q15 and improved 53 basis points compared to 4.55% in 2Q14. Of the increase in asset yields in 2Q15, 51 basis points was attributable to two large past due loan relationships which were paid in full. In the first six months of the year, the net interest margin improved 27 basis points to 4.87% compared to 4.60% in the first six months of 2014. Of the increase in asset yields in the first six months of 2015, the same two loans contributed 26 basis points.

Second quarter net interest income increased 12.0% to $7.1 million, compared to $6.4 million in the preceding quarter and increased 13.4% compared to $6.3 million in 2Q14. Year-to-date, net interest income increased 9.0% to $13.5 million compared to $12.4 million in the same period a year ago.

Non-interest income was $753,000 in 2Q15 compared to $481,000 in 1Q15 and $846,000 in 2Q14.  The increase compared to the preceding quarter was largely due to higher loan fees associated with the robust loan growth during the current quarter. In the first six months of 2015, non-interest income declined modestly to $1.2 million compared to $1.3 million in the first six months of 2014.

Primarily due to the $7.2 million loan litigation settlement, Community West's first quarter non-interest expenses totaled $12.4 million. This compares to $4.8 million in 1Q15 and $5.2 million in 2Q14. Excluding the loan litigation settlement, non-interest expenses would have been approximately $5.2 million. (See section on "NON-GAAP FINANCIAL INFORMATION") Year-to-date non-interest expenses were $17.2 million compared to $10.7 million in the like period a year ago.

Balance Sheet

"The loan portfolio grew in 2Q15, with a $26 million increase in total loans, which included a $27.7 million increase in commercial and commercial real estate loans, as we continue to emphasize growing this relationship banking line," said Baltuskonis. Net loans increased 5.4% to $511.9 million at June 30, 2015, compared to $485.8 million at March 31, 2015, and increased 5.7% compared to $484.1 million a year ago. Manufactured housing loans remained relatively unchanged from year ago levels at $170.9 million and represent 32.9% of total loans. Commercial real estate loans outstanding were up 8.0% from year ago levels to $171.3 million at June 30, 2015, and comprise 33.0% of the total loan portfolio. Commercial loans increased 35.3% from year ago levels to $93.6 million and represent 18.0% of the total loan portfolio and SBA loans decreased 20.5% from a year ago to $53.4 million and represent 10.3% of the total loan portfolio.

Deposits totaled $500.6 million at June 30, 2015, a modest increase compared to $495.7 million at March 31, 2015 and a 6.0% increase compared to $472.3 million a year earlier. Non-interest-bearing deposit accounts increased 27.2% to $72.3 million at June 30, 2015, compared to $56.8 million a year earlier. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $392.8 million at June 30, 2015 and comprise 78.5% of total deposits, compared to $380.0 million, or 80.4% of total deposits, a year ago.

Community West's total assets were $587.3 million at June 30, 2015, a 2.6% increase compared to three months earlier and a 5.3% increase compared to a year earlier. Stockholders' equity was $64.5 million at June 30, 2015, compared to $67.5 million at March 31, 2015, and $64.3 million a year ago. Book value per common share was $7.19 at June 30, 2015 compared to $7.50 at March 31, 2015, and $6.90 a year ago.

Credit Quality

"As a result of strong asset quality, including the solid loan loss reserves already in place, we recorded a negative provision for loan losses in the last six quarters and net loan loss recoveries in five of the past six quarters," said Plourd. The negative loan loss provision was $584,000 in 2Q15, compared to $968,000 in 1Q15, and $1.0 million in 2Q14. Net loan recoveries were $552,000 in 2Q15 compared to $366,000 in 1Q15 and $151,000 in 2Q14.

The total allowance for loan losses was $7.3 million at June 30, 2015, or 1.60% of total loans held for investment, compared to 1.69% at March 31, 2015, and 2.48% a year ago. Nonaccrual loans, net, decreased 24.2% to $7.9 million, or 1.53% of total loans at June 30, 2015, compared to $10.5 million, or 2.13% of total loans, three months earlier, and decreased 49.6% compared to $15.8 million, or 3.19% of total loans, a year ago.

Of the $7.9 million in net nonaccrual loans, $2.8 million were commercial loans, $1.8 million were manufactured housing loans, $691,000 were SBA loans, $1.3 million were SBA 504 1st loans, $890,000 were commercial real estate loans, $448,000 were single family real estate loans and $74,000 were home equity line of credit loans.

Other assets acquired through foreclosure totaled $267,000 at June 30, 2015, a decrease of 56.2% compared to $610,000 a year earlier. Nonaccrual loans plus other assets acquired through foreclosure, net of SBA/USDA guarantees, totaled $8.2 million, or 1.40% of total assets, at June 30, 2015, compared to $10.8 million, or 1.89% of total assets, three months earlier and $16.4 million, or 2.94% of total assets, a year ago.

Announces Partial Redemption of Preferred Stock

In furtherance of its previously announced Preferred Stock Repayment Strategy, the Company redeemed another $421,000 of its 9% Cumulative Perpetual Preferred Stock, Series A, on June 29, 2015, leaving a remaining balance of $5,574,000. The Company's Board of Directors will continue to consider redemptions, and that any such redemptions are subject to regulatory approvals and will be based on the Company's financial condition and results of operations and overall corporate strategy at the time.  It is anticipated that any future redemptions would be payable from future earnings.

Declares Cash Dividend of $0.03 Per Common Share

The Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share.  The dividend will be payable August 31, 2015, to common shareholders of record on August 12, 2015.

Recent Developments

As previously announced, on June 8, 2015, Community West Bank reached a settlement with Residential Funding Company, LLC ("RFC") resolving the litigation concerning residential mortgage loans it sold to RFC. Under the settlement, Community West Bank paid RFC $7.5 million, which fully resolved the case against the Company. This action was just one of many filed by RFC against various banks still pending in courts in New York and Minnesota. "After extensive consideration, including the costs involved, we believe that this settlement resolved the uncertainties inherent in complex litigation, eliminated any additional exposure and put this issue behind us," said Plourd. "We believe that this decision to settle was in the best interest of shareholders to move forward and focus our efforts on the future."

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Use of Non-GAAP Financial Information

This press release contains both financial measures based on accounting principles generally accepted in the United States ("GAAP") and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

Interest income
Loans, including fees	$ 7,410	$ 6,712	$ 6,911	$ 14,122	$ 13,672
Investment securities and other	285	305	211	590	411
Total interest income	7,695	7,017	7,122	14,712	14,083
Interest expense
Deposits	569	605	688	1,174	1,330
Other borrowings and convertible debt	15	61	161	76	398
Total interest expense	584	666	849	1,250	1,728
Net interest income	7,111	6,351	6,273	13,462	12,355
Provision for loan losses	(584)	(968)	(1,011)	(1,552)	(2,382)
Net interest income after provision for loan losses	7,695	7,319	7,284	15,014	14,737
Non-interest income
Other loan fees	370	175	266	545	441
Document processing fees	131	92	116	223	194
Service charges	87	73	71	160	143
Gains from loan sales, net	71	36	28	107	93
Net gain on sales/writedowns of foreclosed real estate and repossessed assets	16	1	190	17	150
Other	78	104	175	182	303
Total non-interest income	753	481	846	1,234	1,324
Non-interest expenses
Salaries and employee benefits	3,202	3,115	3,193	6,317	6,420
Occupancy, net	487	445	459	932	898
Professional services	276	248	371	524	731
Stock options	218	42	30	260	241
Loan servicing and collection	182	89	134	271	399
Advertising and marketing	152	80	179	232	300
Data processing	134	119	109	253	281
Depreciation	96	91	81	187	156
FDIC assessment	82	71	90	153	170
Loan litigation settlement, net	7,153	--	--	7,153	--
Other	415	472	575	887	1,110
Total non-interest expenses	12,397	4,772	5,221	17,169	10,706
Income (loss) before provision for income taxes	(3,949)	3,028	2,909	(921)	5,355
Provision (benefit) for income taxes	(1,607)	1,258	1,203	(349)	2,207
Net Income (loss)	(2,342)	1,770	1,706	(572)	3,148
Dividends and accretion on preferred stock	136	140	329	276	602
Discount on partial redemption of preferred stock	(110)	(19)	(144)	(129)	(144)
Net income (loss) available (attributable) to common stockholders	$ (2,368)	$ 1,649	$ 1,521	$ (719)	$ 2,690
Earnings per share:
Basic	$ (0.29)	$ 0.20	$ 0.19	$ (0.09)	$ 0.33
Diluted	$ (0.29)	$ 0.19	$ 0.18	$ (0.09)	$ 0.33

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	June 30,	December 31,
	2015	2015	2014	2014

Cash and cash equivalents	$ 1,379	$ 1,689	$ 1,807	$ 1,631
Time and interest-earning deposits in other financial institutions	22,008	33,857	15,695	17,427
Investment securities	31,940	31,054	30,030	30,641
Loans:
Commercial	93,582	73,938	69,149	74,792
Commercial real estate	171,258	163,163	158,594	159,432
SBA	53,381	57,718	67,119	61,963
Manufactured housing	170,860	169,752	170,712	169,662
Single family real estate	18,215	15,349	13,696	15,744
HELOC	11,226	13,130	15,179	13,481
Other	595	26	109	59
Total loans	519,117	493,076	494,558	495,133

Loans, net
Held for sale	65,484	63,724	70,530	66,759
Held for investment	453,633	429,352	424,028	428,374
Less: Allowance	(7,243)	(7,275)	(10,496)	(7,877)
Net held for investment	446,390	422,077	413,532	420,497
NET LOANS	511,874	485,801	484,062	487,256

Other assets	20,073	19,870	26,147	20,363

TOTAL ASSETS	$ 587,274	$ 572,271	$ 557,741	$ 557,318

Deposits
Non-interest-bearing demand	$ 72,256	$ 71,278	$ 56,796	$ 57,364
Interest-bearing demand	251,238	265,000	275,418	275,631
Savings	14,312	15,283	15,917	15,265
Certificates of deposit ($250,000 or more)	44,694	30,705	16,065	13,601
Other certificates of deposit	118,097	113,404	108,098	115,223
Total deposits	500,597	495,670	472,294	477,084
Other borrowings	20,000	5,000	18,000	10,000
Other liabilities	2,129	4,098	3,167	3,227
TOTAL LIABILITIES	522,726	504,768	493,461	490,311

Stockholders' equity	64,548	67,503	64,280	67,007

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 587,274	$ 572,271	$ 557,741	$ 557,318

Shares outstanding	8,204	8,204	8,190	8,203

Book value per common share	$ 7.19	$ 7.50	$ 6.90	$ 7.31

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014	Jun. 30, 2015	Jun. 30, 2014
Return on average common equity	-15.07%	11.78%	12.30%	-1.87%	11.65%
Return on average assets	-1.64%	1.27%	1.21%	-0.20%	1.14%
Efficiency ratio	157.64%	69.84%	72.61%	116.83%	78.02%
Net interest margin	5.08%	4.65%	4.55%	4.87%	4.60%

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
AVERAGE BALANCES	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014	Jun. 30, 2015	Jun. 30, 2014
Average assets	$ 572,077	$ 564,336	$ 567,147	$ 568,198	$ 556,521
Average earning assets	561,447	553,940	552,653	557,714	541,791
Average total loans	496,691	493,959	489,338	495,333	482,875
Average deposits	493,414	481,531	469,963	487,506	456,118
Average equity (including preferred stock)	68,322	67,218	70,469	67,773	69,684
Average common equity (excluding preferred stock)	62,336	60,934	55,641	61,639	54,472

EQUITY ANALYSIS	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014
Total equity	$ 64,548	$ 67,503	$ 64,280
Less: senior preferred stock	(5,574)	(5,995)	(7,796)
Total common equity	$ 58,974	$ 61,508	$ 56,484

Common stock outstanding	8,204	8,204	8,190
Book value per common share	$ 7.19	$ 7.50	$ 6.90

ASSET QUALITY	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014
Nonaccrual loans, net	$ 7,949	$ 10,482	$ 15,772
Nonaccrual loans, net/total loans	1.53%	2.13%	3.19%
Other assets acquired through foreclosure, net	$ 267	$ 320	$ 610

Nonaccrual loans plus other assets acquired through foreclosure, net	$ 8,216	$ 10,802	$ 16,382
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	1.40%	1.89%	2.94%
Net loan (recoveries)/charge-offs in the quarter	$ (552)	$ (366)	$ (151)
Net (recoveries)/charge-offs in the quarter/total loans	-0.11%	-0.07%	-0.03%

Allowance for loan losses	$ 7,243	$ 7,275	$ 10,496
Plus: Reserve for undisbursed loan commitments	40	37	57
Total allowance for credit losses	$ 7,283	$ 7,312	$ 10,553
Total allowance for loan losses/total loans held for investment	1.60%	1.69%	2.48%
Total allowance for loan losses/nonaccrual loans	91.12%	69.40%	66.55%

Community West Bank *
Tier 1 leverage ratio	11.06%	11.72%	11.13%
Tier 1 risk-based capital ratio	13.14%	14.51%	14.30%
Total risk-based capital ratio	14.40%	15.77%	15.57%

INTEREST SPREAD ANALYSIS	Jun. 30, 2015	Mar. 31, 2015	Jun. 30, 2014
Yield on total loans	5.98%	5.51%	5.66%
Yield on investments	2.98%	3.48%	2.28%
Yield on interest earning deposits	0.32%	0.30%	0.31%
Yield on earning assets	5.50%	5.14%	5.17%

Cost of interest-bearing deposits	0.54%	0.58%	0.66%
Cost of total deposits	0.46%	0.51%	0.59%
Cost of FHLB advances	0.94%	2.06%	2.79%
Cost of interest-bearing liabilities	0.55%	0.63%	0.78%

* Capital ratios are preliminary until the Call Report is filed.

NON-GAAP FINANCIAL INFORMATION
(Unaudited)
	Three Months Ended	Six Months Ended
NON-GAAP PERFORMANCE MEASURES	Jun. 30, 2015	Jun. 30, 2015
Return on average common equity, excluding loan litigation settlement, net (1)	12.02%	11.90%
Return on average assets, excluding loan litigation settlement, net (1)	1.31%	1.29%
Efficiency ratio, excluding loan litigation settlement, net (2)	66.68%	68.15%

NON-GAAP EARNINGS PER SHARE
Basic (3)	$ 0.22	$ 0.43
Diluted (3)	$ 0.22	$ 0.41

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
	Three Months Ended	Six Months Ended
	Jun. 30, 2015	Jun. 30, 2015
	(in thousands)
Net Income (loss)	$ (2,342)	$ (572)
Loan litigation settlement, net	7,153	7,153
Tax effect on loan litigation settlement, net	(2,943)	(2,943)
Net Income, excluding loan litigation settlement, net (3)	$ 1,868	$ 3,638

	Three Months Ended	Six Months Ended
	Jun. 30, 2015	Jun. 30, 2015
	(in thousands)
Total non-interest expenses	$ 12,397	$ 17,169
Loan litigation settlement, net	(7,153)	(7,153)
Total non-interest expenses, excluding loan litigation settlement, net (3)	$ 5,244	$ 10,016

(1) The Company believes these non-GAAP ratios provide a useful metric with which to analyze and evaluate the financial condition of the Company
(2) The Company believes this non-GAAP ratio provides a useful metric to measure the operating efficiency of the Company
(3) The Company believes these non-GAAP measurements are a key indicator of the ongoing earnings power of the Company
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com